Filed pursuant to Rule 433

Registration No. 333-260756

April 17, 2024

Final Term Sheet
USD 3,000,000,000 5.000% Global Notes due 2026

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 3,000,000,000
Denomination:	USD 1,000
Maturity:	March 16, 2026
Redemption Amount:	100.0%
Interest Rate:	5.000% per annum, payable semi-annually in arrear
Date of Pricing:	April 17, 2024
Closing Date:	April 24, 2024
Interest Payment Dates:	March 16 and September 16 in each year
First Interest Payment Date:	September 16, 2024 (for interest accrued from, and including, April 24, 2024 to, but excluding, September 16, 2024)
Interest Payable on First Interest Payment Date:	USD 59,166,666.67 (for aggregate principal amount of USD 3,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	99.923%
Underwriting Commissions:	0.075%
Proceeds to Issuer:	99.848%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	US500769KF01
CUSIP:	500769 KF0

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	HSBC Morgan Stanley Nomura RBC Capital Markets
Stabilization Manager:	RBC Capital Markets, LLC
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142926/tm2131584-8_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, RBC Capital Markets, LLC will arrange to send you the prospectus, which you may request by calling toll-free +1-866-375-6829.

Notice by HSBC Continental Europe, Morgan Stanley Europe SE and Nomura Financial Products Europe GmbH (the “EU Manufacturers”) to Distributors regarding MiFID II Product Governance

The EU Manufacturers acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.